EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239672 on Form S-3 and Registration Statement Nos. 333-188010 and 333-266586 on Form S-8 of our reports dated March 1, 2023, relating to the financial statements of SeaWorld Entertainment, Inc. and subsidiaries and the effectiveness of the SeaWorld Entertainment, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of SeaWorld Entertainment, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Tampa, Florida

March 1, 2023